Exhibit 99.1

NEWS RELEASE

David J. Crowley joins Geokinetics as President

And Chief Operating Officer

Houston TX (May 31 2012) — Geokinetics today announced the appointment of David J. Crowley to the position of President and Chief Operating Officer of the company.

Spending his first 20 years in the energy service industry with Schlumberger, Crowley held international assignments in key positions for operations, engineering and marketing. He then applied his international business expertise and accountability-centered leadership principles to assist US-based companies’ intent on growing their geographic footprint overseas. Most recently, David held the position of President and CEO at Enventure Global Technology and successfully re-positioned the company for profitable growth at a global level by leveraging its unique expandable tubular well construction technology.

David holds a bachelor of science in marine engineering from the Massachusetts Maritime Academy and he participated in Advanced Management Programs with INSEAD, Fontainebleau, France; London School of Economics and Political Science, England; and the Wharton School of the University of Pennsylvania. He is a member of the Society of Petroleum Engineers (SPE), the International Association of Drilling Contractors (IADC), the National Association of Corporate Director (NACD) and the American Petroleum Institute (API).

Richard F. Miles who will continue as Chief Executive Officer commented “We are very excited to have David join us; with his 32 plus years of industry experience I believe he will have an immediate impact on our efforts to continually improve our operational efficiency. As President and COO, David will be responsible for the day to day functioning of the company covering all revenue generating operations and operational support functions. This will allow me to focus in the short term on finding a solution to our liquidity concerns and look strategically as to where and how the company should be positioned over the next several years.”

Mr. Crowley commented “I am looking forward to joining Richard Miles and the team at Geokinetics. Their reputation for consistency in execution and the delivery of a quality product makes Geokinetics a very compelling company to be part of.”

About Geokinetics Inc.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world-class data to its international and North American clients. For more information on Geokinetics, visit http://www.geokinetics.com.